Exhibit (c)(3)

DRAFT

PF Cash Use

Privileged and Confidential

Prepared at the Request of Counsel

Primary Shares Outstanding BCE Rolls Over

Voting 77,615,453 77,615,453

Non Voting 59,958,499 59,958,499

Total 137,573,952 137,573,952

Less: Hortus Share Ownership (including warrants)

Voting(54,280,013)(54,280,013)

Non Voting(37,853,099)(37,853,099)

Total(92,133,112)(92,133,112)

Minority Shares Outstanding

Voting 23,335,440 23,335,440

Non Voting 22,105,400 0

Total 45,440,840 23,335,440

Total Total at $5.00 / Total at $5.00 /

Outstanding using TSM using TSM

Management Options 15,454,737 6,191,211 6,191,211

Shares Shares

Fully Diluted Shares Outstanding

Minority Shares Outstanding 45,440,840 23,335,440

Management Options 6,191,211 6,191,211

Total 51,632,051 29,526,651

Purchase Price (per share) $5.00 $5.00

Total Cash Needed @ $5/ share 258,160,255 147,633,255

Total Est. YE 2009 Cash Balance (Incl. ISAT Dec 2009 Triggering Payment)2(5,133,378) 105,393,622

Notes:

1 Excludes transaction related adjustments

2 UBS IBD estimate

UBS

Investment Bank